ALDA PHARMACEUTICALS CORP.

635 Columbia Street
New Westminster, British Columbia V3M 1A7

Tel: (604) 521-8300 Fax: (604) 521-8322

TSX-V:APH, OTCBB:APCSF

August 7, 2009

ALDA’s T36® Antiseptic Hand Sanitizer Kills

2009 H1N1 Flu (Swine Flu) Virus in 15 seconds

Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, OTCBB:APCSF) (“the Company” or “ALDA”) announces that, in tests conducted at an independent laboratory in the US, T36® Antiseptic Hand Sanitizer has been shown to completely kill the new H1N1 Virus (Swine-like H1N1 Influenza A virus Strain A/California/04/2009) in 15 seconds or less.

Dr. Terrance Owen, President & CEO states, “Since the first outbreak of the new H1N1 virus strain in Mexico in March of this year, the World Health Organization (WHO) has been warning that this particular strain of the virus could cause a global pandemic. By early June, the virus had reached all six WHO regions with nearly 30,000 confirmed cases reported in 74 countries. On June 11, 2009, the WHO raised its global pandemic alert level to “Level Six”, the highest level possible, for the first time since 1968. A Level Six pandemic means that a virus is spreading widely in at least two of the six WHO regions. The Vancouver Organizing Committee for the 2010 Olympic and Paralympic Winter Games (“VANOC”) is committed to providing a safe environment for people from all over the world to come and participate and observe the Games. We decided to test T36® Antiseptic Hand Sanitizer against this new strain of H1N1 that is the subject of the pandemic warning and are pleased that it has proven to be very effective. We look forward to providing T36® Antiseptic Hand Sanitizer to help protect people who are coming to Vancouver in 2010 and doing our part to contribute to the success of the Games”.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCBB under the symbol APCSF. The Company is an Official Supplier of the 2010 Olympic Winter Games, 2010 Paralympic Winter Games, Canadian Olympic Committee, 2010 Canadian Olympic Team and 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Distribution & Sales Contact

Diane Mann

(604)  657-0369

diane_mann@aldacorp.com

Retail Sales

Eastern Esthetics (ON, QU, NB, NS, PE, NL)

902-450-2161

LCN Canada – West (MB, SK, AB, BC, NW, YK)

780-462-2580

Investor Relations Contact

Scott Young

604-288-7222

scott_young@aldacorp.com

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com